Exhibit 10.7

SEQUENTIAL BRANDS GROUP, INC.

2015 Restricted Stock Unit Award Agreement

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of April 14, 2015 (“Grant Date”) by and between Sequential Brands Group, Inc., a Delaware corporation (the “Company”), and Yehuda Shmidman (the “Participant”). Defined terms not explicitly defined in this Award Agreement shall have the same definitions ascribed to such terms in the Plan.

WHEREAS, the Company has adopted the Sequential Brands Group, Inc., 2013 Stock Incentive Compensation Plan, as may be amended from time to time (the “Plan”), pursuant to which an Award of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the restricted stock units, subject to the terms and conditions of the Plan and this Award Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the parties agree as follows:

1. Grant of RSUs and PSUs. Subject to the terms and conditions of the Plan and this Award Agreement, the Company hereby grants the Participant 300,000 RSUs and PSUs. Each RSU and PSU that vests as provided herein represents the right to receive one Share. 100,000 of the Restricted Stock Units shall be subject to time-based vesting (the “RSUs”) and 200,000 of the Restricted Stock Units shall be subject to performance-based vesting (the “PSUs”).

2. Vesting Period. For purposes of the Plan and this Award Agreement, “Vesting Period” shall mean each of the calendar years 2016, 2017 and 2018, and the last day of each such year is herein referred to as a “Vesting Date”.

3. Vesting

(a) Vesting of RSUs. 33,333 of the RSUs shall vest on each of the first two (2) Vesting Dates and 33,334 of the RSUs shall vest on the final Vesting Date.

(b) Vesting of PSUs.

(i) 66,666 of the PSUs shall vest on the first (1st) Vesting Date provided that the 2016 Performance Target (as defined below) is met on or prior to that date.

(ii) 133,332 of the PSUs, less the PSUs, if any, that vested pursuant to Section 3(b)(i), shall vest on the second (2nd) Vesting Date provided that the 2017 Performance Target (as defined below) is met on or prior to that date.

(iii) 200,000 of the PSUs, less the PSUs, if any, that vested pursuant to either of Sections 3(b)(i) or 3(b)(ii), shall vest on the third (3rd) Vesting Date provided that the 2018 Performance Target (as defined below) is met on or prior to that date.

(c) Performance Targets. For purposes of this Award Agreement,

(i) “2016 Performance Target” means the Fair Market Value of a Share for any ten (10) trading days in 2016 being at least $20.

(ii) “2017 Performance Target” means the Fair Market Value of a Share for any ten (10) trading days in 2017 being at least $22.

(iii) “2018 Performance Target” means the Fair Market Value of a Share for any ten (10) trading days in 2018 being at least $24.

5. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the number of RSUs and PSUs and the 2016, 2017 and 2018 Performance Targets shall be adjusted as contemplated by Section 4(c) of the Plan.

6. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to any RSUs or PSUs until Shares underlying the RSUs or PSUs, if any, shall have been actually issued to the Participant.

7. Treatment upon a Termination of Service. Except as provided in the employment agreement between the Company and the Participant dated as of April 14, 2015 (the “Employment Agreement”), in the event of the Participant’s Termination of Service, the vesting or forfeiture of his or her RSUs and PSUs will be subject to the terms and conditions of Section 8(h) of the Plan.

8. Treatment upon a Change in Control. Upon the occurrence of a Change in Control, (a) the RSUs will become fully vested, and (b) each of the 2016 Performance Target, the 2017 Performance Target and the 2018 Performance Target shall be deemed to have been met and the PSUs that would have vested pursuant to Section 3(b) on each Vesting Date that occurs following the Change in Control had the applicable Performance Target been met shall vest on such Vesting Date provided the Executive remains employed as of such date.

9. Payment of RSUs and PSUs. As promptly as practicable following any date that the RSUs or PSUs vest pursuant to Section 3 or Section 8 hereof, or pursuant to the Employment Agreement, but in no event no later than sixty (60) days following the applicable date, the Company will deliver one (1) Share for each RSU and PSU that becomes vested on such date.

10. General Terms.

(a) Transferability. Except as otherwise provided in the Plan, this Award Agreement, may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated, or otherwise disposed of without the prior consent of the Committee, in its sole discretion.

(b) Award Not a Service Contract. Neither this Award Agreement nor the Award granted hereunder is an employment or service contract, and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation on the part of the Participant to continue in the employ of the Company, or of the Company to continue the Participant’s employment.

(c) Tax Withholding Obligations. Pursuant to the terms and conditions of the Plan, the Company and any Affiliates are authorized to withhold from the RSUs and PSUs or any payment due under the Plan the amount of all federal, state, local and non-United States taxes due in respect of the RSUs and PSUs, or require the Participant, prior to delivery of any Shares underlying the RSUs and PSUs to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements with respect to the RSUs and PSUs. The Participant may satisfy any applicable payroll taxes arising upon the payment of the RSUs and PSUs by having the Company withhold Shares or by the Participant tendering Shares, in each case in an amount sufficient to satisfy any such tax obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date the Shares are paid.

(d) Plan Document Controls. In the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

(e) Applicable Law. This Award Agreement shall be subject to the laws of the State of New York and to all applicable laws and to the approvals by any governmental or regulatory agency as may be required.

(f) Committee Decisions Final. Any dispute or disagreement that arises under, or as a result of, or pursuant to, or in connection with, the interpretation or construction of the terms of this Award Agreement or the Award granted hereunder shall be determined by the Committee in its sole discretion. Any interpretation by the Committee of the terms of the Award shall be final and binding on all persons affected thereby.

(g) Amendments. The Committee may unilaterally amend or alter the terms of the RSUs, including this Award Agreement, retroactively or otherwise, in any manner consistent with the provisions of Section 15 of the Plan; provided, however, that no such alteration or amendment may, without the consent of the Participant, impair the previously accrued rights of the Participant with respect to the RSUs and PSUs. Notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend this Award Agreement to take into account changes in applicable tax laws, accounting rules, stock exchange rules and other applicable state and federal laws, including without limitation, any amendments made pursuant to Section 409A of the Code.

(h) Entire Agreement; Headings. This Award Agreement and the other related documents expressly referred to herein set forth the entire agreement and understanding between the parties hereto. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Award Agreement.

(i) Successors. All obligations of the Company under the Plan with respect to the RSUs and PSUs shall be binding on any successor to the Company.

(j) Securities Laws Compliance. No Shares shall be issued or transferred under this Award Agreement unless the Committee determines that such issue or transfer is in compliance with all applicable U.S. federal, state and/or foreign securities laws and regulations,.

(k) Acceptance of Award. The Participant acknowledges that he or she has reviewed the Plan and this Award Agreement in their entirety, understands the terms and conditions of the Plan and this Award Agreement, and has had an opportunity to obtain the advice of counsel and a qualified tax advisor prior to accepting the Award. The Participant hereby agrees to comply with the terms and conditions of the Plan and this Award Agreement and accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement.

Please acknowledge receipt of this Award Agreement by signing the enclosed copy of this Award Agreement as provided below and returning it promptly to Gary Klein, Chief Financial Officer of the Company.

SEQUENTIAL BRANDS GROUP, INC.		PARTICIPANT

By:	/s/ William Sweedler	By:	/s/ Yehuda Shmidman

Date:	April 14, 2015	Date:	April 14, 2015

Name:	William Sweedler	Name:	Yehuda Shmidman

Title:	Chairman of the Board of Directors	Title:	Chief Executive Officer

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